Exhibit 10.1

LOAN AGREEMENT

                  This Loan Agreement (“Agreement”) is made and entered into as of December 19, 2007, by and between WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”) and MTS MEDICATION TECHNOLOGIES, INC., a Delaware corporation (“Borrower”).

                  Borrower requested Bank to provide Borrower with a reducing revolving line of credit facility in the original principal amount of $14,000,000.00, with availability being permanently reduced by in accordance with the terms of the Note (hereinafter defined), and Bank agreed to provide the Loan provided that Bank and Borrower enter into this Agreement.

                  Relying upon the representations, warranties, agreements, and covenants herein contained, Bank is willing to make the Loan upon the terms and subject to the conditions hereinbefore and hereinafter set forth:

1.	Representations and Warranties: Borrower represents and warrants that:

a.	Financial Condition: All financial statements and all other information heretofore furnished to Bank are true and correct in all material respects, and fairly reflect the financial condition of Borrower as of the dates thereof, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. The financial statements disclose all contingent liabilities of each and every type and nature of Borrower. The financial condition as stated in the most recent financial statements has not changed materially or adversely since the date of such financial statements.

b.	Capacity and Standing: The execution of this Agreement and any and all other Loan Documents, as that term is defined in the Promissory Note dated as of even date herewith from Borrower in favor of Bank in the stated principal amount of $14,000,000.00 (the “Note”) evidencing the Loan when executed, shall constitute the valid and binding obligations of Borrower. Borrower is a duly organized and existing corporation under the laws of the State of Delaware, is duly qualified and in good standing in every other state in which the nature of its business shall require such qualification (other than any state in which the failure to be so qualified could not reasonably be expected to have a material adverse effect on Borrower), and is duly authorized to make and perform its obligations under the Loan Documents.

c.	Violation of Other Agreements: The execution of the Loan Documents and the performance by Borrower of its obligations thereunder, do not and will not violate any provision of law, or any agreement, indenture, note or other instrument binding upon Borrower or give cause for the acceleration of any obligations of Borrower.

d.	Asset Ownership: Borrower has good title to all of the assets reflected on its financial statements. All such assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except Permitted Liens. “Permitted Liens” shall mean (a) security interests required by the Loan Documents, (b) liens for taxes, assessments, and other governmental charges or levies (other than liens imposed pursuant to the provisions of ERISA (hereinafter defined) or any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material as now or at any time hereinafter in effect) not yet due and payable or which are being appropriately contested in good faith or an adequate reserve for the payment thereof is being maintained, (c) the claims of materialmen, mechanics, carriers, warehousemen, processors, or landlords arising out of the operation of law so long as the obligations secured thereby are not past due or are being appropriately contested in good faith or an adequate reserve for the payment thereof is being maintained, (d) liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws, (e) judgment and other similar non-tax liens arising in connection with court proceedings but only if and for so long as (i) the execution or enforcement of such liens is and continues to be effectively stayed and bonded on appeal, (ii) the validity and for amount of the claims secured thereby are being appropriately contested in good faith or an adequate reserve for the payment thereof is being maintained, and (iii) such liens do not in the aggregate exceed $100,000.00, and (f) liens securing indebtedness incurred solely for the purpose of purchase money financing for the acquisition of equipment; provided, that such lien does not secure more than the purchase price of such equipment and does not encumber property other than the purchased equipment.

e.	Discharge of Liens and Taxes: Borrower has duly filed all tax returns required to be filed by it and has paid and discharged all taxes and assessments payable which have become due except to the extent that: (i) such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained; and (ii) such items are not yet delinquent.

f.	Regulation U: None of the proceeds of the Loan shall be used directly or indirectly for the purpose of purchasing or carrying any stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System.

g.	ERISA: Each employee benefit plan, as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”), maintained by Borrower, if any, meets, as of the date hereof, the minimum funding standards of Section 302 of ERISA, all applicable material requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no “Reportable Event” (as defined by ERISA) has occurred with respect to any such plan.

2.	Affirmative Covenants: Unless Bank shall otherwise consent in writing, Borrower covenants and agrees that from the date hereof and until satisfaction in full of each and every one of its obligations under the Loan Documents, that it shall:

a.	Deposit Relationship: Establish and maintain its primary depository and cash management deposit account with Bank.

b.	Business Continuity: Conduct its business in substantially the same manner and in substantially the same lines of business as such business is now and has heretofore been carried on and conducted.

c.	Regulations and Properties: Materially comply with all applicable statutes, laws and regulations, maintain its existence in good standing and maintain, preserve and keep its properties and assets in good repair, working order and condition.

d.	Access to Books and Records: After reasonable notice by Bank, allow Bank, or its agents, during normal business hours, to have access to books, records and such other documents as Bank shall reasonably require, and allow Bank to make copies thereof at Bank’s expense.

e.	Compliance with Other Agreements: Comply with all covenants, terms and conditions contained in the Loan Documents (subject to applicable cure periods).

3.	Negative Covenants: Unless Bank shall otherwise consent in writing, Borrower covenants and agrees that from the date hereof and until satisfaction in full of each and every one of its obligations under the Loan Documents, that it shall not:

a.	Fiscal Year End: Change its fiscal year end.

b.	Encumbrances: Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets other than Permitted Liens.

4.	Financial Covenants: Unless Bank shall otherwise consent in writing, Borrower covenants and agrees that from the date hereof until satisfaction in full of each and every one of its obligations under the Loan Documents, it shall at all times comply with the following:

a.	Annual Financial Statements: Deliver to Bank annual audited financial statements within 90 days after the close of each fiscal year, reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be audited by an independent certified public accountant reasonably acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval. Said statements shall also be accompanied by a copy of the accountant’s letter to the management of Borrower if available at such time or, if not, such letter shall be delivered to Bank promptly after receipt thereof.

b.	Quarterly Financial Statements: Deliver to Bank financial statements within 45 days after the close of each fiscal quarter, reflecting its operations during such fiscal quarter, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared substantially in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year, and subject to year-end audit adjustments and the absence of footnotes. Together with said quarterly financial statements, Borrower shall deliver to Bank an update statement as to any customer locations where any Collateral, as that term is defined in the Security Agreement between Bank and Borrower dated as of even date herewith (the “Security Agreement”), subject to the terms and conditions of the Security Agreement is located.

c.	Debt Service Coverage Ratio: Maintain a Debt Service Coverage Ratio of not less than 2.25 to 1.0, measured at the end of each fiscal year. “Debt Service Coverage Ratio” shall mean (a) the sum of earnings before interest, taxes, depreciation and amortization divided by (b) the sum of current maturities of long-term debt and capital lease obligations plus interest expenses.

d.	Funded Debt to EBITDA: Maintain a Funded Debt to EBITDA Ratio of not more than 2.00 to 1.00. This covenant shall be calculated quarterly, on a rolling four quarters basis beginning December 31, 2007. “Funded Debt to EBITDA Ratio” shall mean the sum of all Funded Debt divided by the sum of earning before interest, taxes, depreciation and amortization. “Funded Debt” shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money, (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including debt subordinated to the Bank), and unreimbursed drawing under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity.

e.	Total Liabilities to Tangible Net Worth: Maintain a ratio of Total Liabilities to Tangible Net Worth of not more that 2.90 to 1.00 from the date of closing to March 30, 2009; beginning March 31, 2009 to March 30, 2010, said ratio shall not exceed 2.50 to 1.00; and beginning March 31, 2010 and at all times thereafter, said ratio shall not exceed 2.00 to 1.00. “Total Liabilities” shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with generally accepted account principals applied on a consistent basis. “Tangible Net Worth” shall mean total assets minus Total Liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names and brand names shall be subtracted from total assets. This covenant shall be calculated quarterly beginning December 31, 2007.

5.	Conditions Precedent: The obligations of Bank to make the Loan and advances pursuant to the Note are subject to the following conditions precedent:

a.	Resolution: Certified copies of resolutions of Borrowerauthorizing the execution, delivery and performance of the Loan Documents.

b.	Charter Documents: Receipt of a copy of the organizational documents of Borrower.

c.	Additional Documents: Receipt by Bank of such additional supporting documents as Bank or its counsel may reasonably request.

d.	Non-Default: Borrower shall be in compliance with the Loan Documents, and no event of default as specified in the Loan Documents or any event which upon notice or lapse of time or both would constitute such an event of default shall have occurred and be continuing at the time of such borrowing.

6.	Security: The obligations of Borrower pursuant to the Loan Documents are secured by the assets described in the Security Agreement dated as of even date herewith.

7.	Events of Default: The occurrence of any Default (as defined in the Note or the Security Agreement dated as of the date hereof between Borrower and Bank) shall constitute an event of default hereunder.

Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, Borrower shall be entitled to a thirty day period from the date of written notice from Bank to Borrower to cure any “Non-Monetary Default” as that term is defined provided that such Non-Monetary Default is not the result of the intentional action or inaction or gross negligence of Borrower (in which event no notice is required from Bank and no cure period is applicable).

“Non-Monetary Default” shall mean a failure by Borrower to duly keep, perform and observe, any covenant, condition or agreement set forth in any of the Loan Documents other than an obligation to pay a sum of money.

8.	Remedies Upon Default: In the event of the occurrence of any Events of Default, then Bank may at any time thereafter, at its option, shall have all the remedies afforded to it pursuant to the Note and all of the other Loan Documents.

9.	Miscellaneous Provisions:

a.	Indirect Means: Any act which Borrower is prohibited from doing shall not be done indirectly through a subsidiary or by any other indirect means.

b.	Non-Impairment: If any one or more provisions contained in the Loan Documents shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in the Loan Documents, shall not in any way be affected or impaired thereby and the Loan Documents shall otherwise remain in full force and effect.

c.	Applicable Law: The Loan Documents shall be construed in accordance with and governed by the laws of the State of Florida.

d.	Waiver: Neither the failure nor any delay on the part of Bank in exercising any right, power, or privilege granted pursuant to the Loan Documents, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

e.	Modification: No modification, amendment, or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by Bank, it being acknowledged by the parties hereto that all terms, conditions and covenants therein and herein contained are deemed to be material and relied upon by Bank.

f.	Stamps and Fees: Borrower shall pay all federal or state stamps or taxes, or other fees and charges, if any, payable or determined to be payable by reason of the execution, delivery or issuance of the Loan Documents; whether they be payable upon execution or recurring from time to time, and Borrower agrees to indemnify and hold Bank harmless against any and all liability in respect therefor.

g.	Attorney’s Fees: In connection with any litigation or arbitration pertaining to this Agreement the prevailing party shall be entitled to recover from the non-prevailing party all of the prevailing party’s reasonable fees and costs, including without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses actually incurred, whether incurred without the commencement of a suit, in any suit, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

h.	Interest: Notwithstanding anything contained in the Loan Documents to the contrary, if for any reason the effective rate of interest on any advances shall exceed the maximum lawful rate of interest, the effective rate of interest shall be deemed reduced to and shall be such maximum lawful rate, and any sums of interest which have been collected in excess of such maximum lawful rate shall be applied by Bank as a credit against the unpaid principal amount due thereunder.

i.	Assignment: This Agreement shall be binding upon the parties and their respective successors and assigns however, nothing contained herein shall be construed as allowing Borrower the right to assign its obligations under the Loan Documents. Bank’s interest in the Loan Documents, the Loan, and its rights hereunder are freely assignable, in whole or in part.

j.	Notices. Any notices or other communications required or permitted to be given hereunder must be given as set forth in the Note.

                 BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK’S ACCEPTANCE OF THIS AGREEMENT FROM Borrower.

                 Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION	MTS MEDICATION TECHNOLOGIES, INC.,
A Delaware Corporation

By: ____________________________________	By: _____________________________________
Mark Dawson, As a Senior Vice President	Michael P. Conroy, As its Chief Financial Officer